For more information contact: Investor Relations Markel Group Inc. IR@markel.com
For immediate release

Markel Group reports 2025 financial results

Richmond, VA, Feb. 4, 2026 -- Markel Group Inc. (NYSE: MKL) today reported its financial results for the quarter and year ended December 31, 2025.

"In 2025, the Markel Group delivered meaningful progress. Operating income was $3.2 billion and adjusted operating income exceeded $2.3 billion, with every reportable segment making meaningful contributions," said Tom Gayner, Chief Executive Officer. "Within Markel Insurance, we took a series of decisive actions to simplify and refocus the business. Thank you to that team, and to everyone across the Markel Group. By staying true to our values, while providing exceptional businesses and leaders a home in which to grow and thrive, we believe the Markel Group is well-positioned to continue compounding shareholder value across generations."

Summary of our fourth quarter and full year results:
•Operating revenues increased 8% for the quarter and 5% for the year.
•Operating income, which includes market movements in our equity portfolio, increased 34% for the quarter and decreased 14% for the year.
•Adjusted operating income, which excludes market movements in our equity portfolio, increased 19% for the quarter and 10% for the year.
•For Markel Insurance, our cornerstone business:
◦Operating revenues increased 7% for the quarter and 4% for the year.
◦Adjusted operating income increased 31% for the quarter and 16% for the year due to improved underwriting profitability and higher net investment income.
◦The combined ratio improved by three points for the quarter to 93% and one point for the year to 95%.
◦The average annual return on equity was 13% for the past five years and 14% for 2025.
•Comprehensive income to shareholders was $2.6 billion for the year.
•Operating cash flows were $2.8 billion for the year.
•Share repurchases totaled $429.5 million for the year, and we had 12.6 million shares outstanding at December 31, 2025 compared to 12.8 million at December 31, 2024.

The following table presents summary consolidated financial data.

	Quarter Ended December 31,		Year Ended December 31,
(dollars in thousands)	2025	2024	2025	2024
Operating revenues	$4,007,965	$3,723,576	$15,513,233	$14,813,544

Operating income	$795,146	$595,470	$3,194,852	$3,712,562
Add: Amortization of acquired intangible assets	42,791	46,491	185,007	181,472
Less: Net investment gains	212,043	117,425	1,076,081	1,807,219
Adjusted operating income (1)	$625,894	$524,536	$2,303,778	$2,086,815

Comprehensive income to shareholders	$606,325	$125,951	$2,614,632	$2,608,150
(1)    See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional information on this non-GAAP measure.

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and better aligns with the long-term perspective we apply to operating our businesses and making investment decisions. The following table presents a long-term view of our performance.

	Year Ended December 31,
(dollars in thousands)	2025	2024	2023	2022	2021
Operating revenues	$15,513,233	$14,813,544	$14,279,576	$13,271,068	$10,867,891

Operating income (loss)	$3,194,852	$3,712,562	$2,928,828	$(93,336)	$3,241,505
Add: Amortization of acquired intangible assets	185,007	181,472	180,614	178,778	160,539
Add: Impairment of goodwill	—	—	—	80,000	—
Less: Net investment gains (losses)	1,076,081	1,807,219	1,524,054	(1,595,733)	1,978,534
Adjusted operating income (1)	$2,303,778	$2,086,815	$1,585,388	$1,761,175	$1,423,510

5-year compound annual growth rate:
Closing stock price per share	16%
Intrinsic value per share (2)	15%
(1)    See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional information on this non-GAAP measure.
(2)    See "Supplemental Financial Information - Growth in Intrinsic Value per Share" for additional information on this metric.

The following table summarizes our results by segment. We report our business operations in four segments: Markel Insurance, Industrial, Financial, and Consumer and Other. Our corporate operations are comprised of our holding company activities.

	Year Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues:
Markel Insurance	$9,352,891	$8,983,443	4%
Industrial	3,928,249	3,779,616	4%
Financial	736,964	593,313	24%
Consumer and Other	1,382,912	1,327,333	4%
Corporate and eliminations	112,217	129,839	(14)%
Total operating revenues	$15,513,233	$14,813,544	5%

Adjusted operating income:
Markel Insurance	$1,379,067	$1,184,488	16%
Industrial	343,183	365,034	(6)%
Financial	326,572	262,082	25%
Consumer and Other	174,636	145,372	20%
Corporate and eliminations	80,320	129,839	(38)%
Total adjusted operating income (1)	$2,303,778	$2,086,815	10%
(1)    See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional information on this non-GAAP measure.

Markel Insurance

	Year Ended December 31,
(dollars in thousands)	2025	2024	% Change
Gross premium volume:
Underwriting	$10,643,703	$10,259,862	4%
Fronting	$1,854,944	$1,306,022	42%

Operating revenues:
Earned premiums	$8,401,323	$8,130,712	3%
Net investment income	871,531	797,907	9%
Services and other revenues	80,037	54,824	46%
Operating revenues	$9,352,891	$8,983,443	4%

Adjusted operating income:
Underwriting profit	$455,671	$366,976	24%
Net investment income	871,531	797,907	9%
Services and other income	51,865	19,605	165%
Adjusted operating income	$1,379,067	$1,184,488	16%

Net investment gains	$976,740	$1,447,686	(33)%

Combined ratio	94.6%	95.5%

Return on equity (1)	14%	18%
5-Year average annual return on equity (1)	13%	12%
(1)    Markel Insurance return on equity includes adjusted operating income and net investment gains and losses attributed to investments held by Markel Insurance, which are not included in segment profit. See "Supplemental Financial Information - Markel Insurance Return on Equity" for additional information on this metric.

The increase in underwriting gross premium volume in our Markel Insurance segment was driven by significant growth within our personal lines and international professional liability product lines, as well as growth within our programs, marine and energy, and general liability product lines. These increases were partially offset by the impact of lower premium volume in our U.S. professional liability product lines, as a result of exiting our risk-managed directors and officers product line from our U.S. and Europe-based platforms. The increase in earned premiums was primarily due to the impact of the changes in underwriting gross premium volume in recent periods.

The increase in fronting gross premium volume was driven by growth within our property catastrophe programs with Nephila and resulted in an increase in services and other revenues and income.

For further details of Markel Insurance's investment performance, see "Consolidated Investment Results."

Underwriting Results

	Year Ended December 31,
(dollars in thousands)	2025	2024	% Change
Underwriting gross premium volume	$10,643,703	$10,259,862	4%
Net written premiums	$8,399,735	$8,004,788	5%
Earned premiums	$8,401,323	$8,130,712	3%
Underwriting profit	$455,671	$366,976	24%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	64.2%	65.6%	(1.4)
Prior accident years loss ratio	(5.8)%	(5.6)%	(0.2)
Loss ratio	58.4%	60.0%	(1.6)
Expense ratio	36.1%	35.5%	0.6
Combined ratio	94.6%	95.5%	(0.9)

Current accident year loss ratio catastrophe impact (2)	0.7%	0.9%	(0.2)

Current accident year loss ratio, excluding catastrophe impact (3)	63.5%	64.7%	(1.2)
Combined ratio, excluding current accident year catastrophe impact (3)	93.8%	94.6%	(0.8)
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    This metric is a non-GAAP financial measure. See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional details.

Global Reinsurance

In August 2025, Markel Insurance sold the renewal rights for business written in its Global Reinsurance division, and the division entered into run-off. Gross premium volume in 2025 attributed to the Global Reinsurance division was $1.0 billion. Underwriting results attributable to the Global Reinsurance division had a two point unfavorable impact on the Markel Insurance segment combined ratio in 2025 and a one point unfavorable impact in 2024.

Natural Catastrophes

Underwriting results included $61.9 million and $70.6 million of net losses and loss adjustment expenses in 2025 and 2024, respectively, attributed to natural catastrophes. Losses from natural catastrophes in 2025 were attributed to the series of wildfires that occurred in southern California in January 2025.

Combined Ratio

Excluding losses attributed to natural catastrophes, the decrease in the Markel Insurance segment combined ratio was primarily attributable to a lower attritional loss ratio, which was driven by lower losses on our discontinued intellectual property collateral protection insurance (IP CPI) product line. Net losses and loss adjustment expenses on our IP CPI product line totaled $64.3 million and $168.5 million in 2025 and 2024, respectively. We believe any losses on our discontinued IP CPI product line in 2026 will not be material to the Markel Insurance segment.

Additionally, the Markel Insurance segment attritional loss ratio was unfavorably impacted by large losses within our credit and surety product line in the fourth quarter of 2025 and higher attritional loss ratios on our personal umbrella product line. Large losses within our credit and surety product line totaled $63.3 million in the fourth quarter of 2025, inclusive of the impact of ceded reinstatement premiums. These unfavorable impacts on our attritional loss ratio were largely offset by a favorable impact from changes in mix of business, as our growing lines of business generally have lower attritional loss ratios than the lines of business for which we have reduced our premium writings.

The 2025 combined ratio included $484.0 million of favorable development on prior accident years loss reserves compared to $454.9 million in 2024. In 2025, favorable development was most significant within our marine and energy, property, workers' compensation, programs, and general liability product lines. Favorable development in 2025 was net of adverse development on our run-off risk-managed directors and officers professional liability product lines.

The increase in the expense ratio was primarily attributable to higher personnel costs, including increased severance costs related to recent organizational changes, higher professional fees, and changes in mix of business. Many of the product lines and markets in which we are growing within our International division carry higher expense ratios and lower loss ratios than the rest of the segment. The expense ratio also reflects costs associated with our growth and expansion efforts in these targeted markets.

Industrial

	Year Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues	$3,928,249	$3,779,616	4%
Adjusted operating income	$343,183	$365,034	(6)%

The increase in operating revenues reflected organic growth and a full-year contribution from our June 2024 Valor Environmental (Valor) acquisition compared to 2024. The Industrial segment results in 2024 included five months of results from Valor. Organic revenue growth of our Industrial segment was 2%. Organic revenue growth is a non-GAAP financial measure. See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional details.

Organic revenue growth was primarily attributable to increased demand for our equipment leasing services within the wind energy market, as well as a combination of higher prices and sales volume for our services and products in the commercial and residential construction markets. These increases were partially offset by lower sales volume of our products within the transportation industry due to a down cycle in demand for the industry.

The decrease in adjusted operating income was primarily attributable to lower margins, due to higher materials and labor costs, and lower revenues within our industrial products businesses, partially offset by the impact of higher revenues within our industrial services businesses.

Financial

	Year Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues	$736,964	$593,313	24%
Adjusted operating income (1)	$326,572	$262,082	25%
(1)    Adjusted operating income for the year ended December 31, 2024 included $58.1 million from Markel CATCo Re Ltd (MCRe), all of which was attributable to noncontrolling interests. MCRe results in 2025 were minimal.

The increase in operating revenues reflected strong organic growth, as well as the impact of $41.4 million of income related to our minority investment in Velocity Holdco LLC (Velocity) resulting from the sales of its managing general agent operations and insurance carrier in 2025. Organic revenue growth of our Financial segment was 17%. Organic revenue growth is a non-GAAP financial measure. See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional details.

Organic revenue growth was primarily attributable to the impact of performance fees earned in 2025 and a higher effective management fee rate for our insurance-linked securities investment management services, as well as higher premium volume within our program services and lender services offerings.

The increase in adjusted operating income was driven by the impact of higher revenues, including the income related to our minority investment in Velocity, as previously discussed. These increases were partially offset by the impact in 2024 of $58.1 million of favorable loss development on the run off of reinsurance contracts written by MCRe, all of which was attributable to noncontrolling interests.

Consumer and Other

	Year Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues	$1,382,912	$1,327,333	4%
Adjusted operating income	$174,636	$145,372	20%

The increase in operating revenues reflected the contribution from our acquisition of Education Partners International (EPI). Organic revenue growth of our Consumer and Other segment was 1%, primarily attributable to higher sales volume of ornamental plants driven by higher demand and prices. Organic revenue growth is a non-GAAP financial measure. See "Supplemental Financial Information - Non-GAAP Financial Measures" for additional details. The increase in adjusted operating income was driven by the contribution from EPI.

Corporate

	Year Ended December 31,
(dollars in thousands)	2025	2024
Net investment income	$108,672	$130,931
Other revenues	52,020	46,591
Operating revenues	160,692	177,522
Operating expenses (1)	(31,897)	—
Corporate adjusted operating income	$128,795	$177,522
Markel Group consolidating eliminations	(48,475)	(47,683)
Corporate and eliminations adjusted operating income	$80,320	$129,839
(1)    Prior to the third quarter of 2025, corporate expenses were fully allocated to our segments.

Consolidated Investment Results

We hold investments across our operating businesses and at our holding company, with the majority of our investments held at our Markel Insurance business in support of its underwriting activities. For investment performance by segment, see "Supplemental Financial Information - Consolidating Investment Results."

	Year Ended December 31,
(dollars in thousands)	2025	2024
Net investment income	$970,427	$920,496

Yield on fixed maturity securities (1)	3.5%	3.2%
Yield on short-term investments (1)	3.7%	4.8%
Yield on cash and cash equivalents and restricted cash and cash equivalents (1)	3.3%	3.7%

Net realized investment gains (losses)	$(4,076)	$4,423
Change in fair value of equity securities	1,080,157	1,802,796
Net investment gains	$1,076,081	$1,807,219

Return on equity securities (2)
One-year annual return	10.5%	20.1%
Five-year annual return	11.9%	12.8%
Ten-year annual return	13.5%	12.1%
Twenty-year annual return	11.0%	10.5%
(1)    Yield reflects the applicable annualized interest income as a percentage of the applicable monthly average invested assets at amortized cost.
(2)    Return on equity securities is calculated by dividing dividends and the change in fair value of equity securities by the monthly average equity securities at fair value and considers the timing of net purchases and sales.

The 5% increase in net investment income was primarily driven by higher interest income on fixed maturity securities due to a higher yield and higher average holdings of fixed maturity securities. These increases were partially offset by lower interest income on our short-term investments due to lower average short-term investment holdings and lower short-term interest rates.

Financial Condition and Capital Allocation

Investments, cash and cash equivalents, and restricted cash and cash equivalents (invested assets) were $37.4 billion at December 31, 2025 compared to $34.2 billion at December 31, 2024. The increase was primarily attributable to $2.8 billion of operating cash flows and a $1.7 billion increase in the fair value of our investment portfolio. In 2025, we deployed capital into $1.4 billion of net fixed maturity securities purchases and $206.9 million of capital expenditures. We made net investments of $142.9 million in equity securities and $170.4 million for acquisitions and purchases of noncontrolling interests in our majority-owned businesses. We also used $600.0 million to redeem our outstanding preferred shares and $429.5 million to repurchase common shares.

At December 31, 2025, our holding company held $4.4 billion of invested assets compared to $4.3 billion of invested assets at December 31, 2024.

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Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 5, 2026, beginning at 9:30 a.m. (Eastern Time). Investors, analysts, and the general public may listen to the call via live webcast at ir.mklgroup.com. The call may be accessed telephonically by dialing (888) 660-9916 in the U.S., or (646) 960-0452 internationally, and providing Conference ID: 4614568. A replay of the call will be available on our website approximately one hour after the conclusion of the call. Any person needing additional information can contact Markel Group's Investor Relations Department at IR@markel.com.

Additionally, we will be discussing financial results and related business and investments updates at our shareholders meeting on May 20, 2026 at the University of Richmond Robins Center at 2:00 p.m. (Eastern Time). The shareholders meeting will be part of the 2026 Reunion, which is open to shareholders, employees, and friends of Markel Group. More information on the 2026 Reunion, including a sign-up form to receive event updates, is available at mklreunion.com.

Safe Harbor and Cautionary Statement

This release, and any related oral statements, contain statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under Business, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk in our 2024 Annual Report on Form 10-K, or our most recent Quarterly Report on Form 10-Q, or are included in the items listed below:
•the effect of cyclical trends or changes in market conditions on our operations, including demand and pricing in the markets in which we operate;
•actions by competitors, including the use of technology (e.g., artificial intelligence) and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes, and the effect of competition on market trends and pricing;
•our efforts to develop new products, expand in targeted markets or improve business processes and workflows, including through the use of artificial intelligence, may not be successful, may cost more, or take longer than expected and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, regulatory risk, increased expenditures);
•the frequency and severity of man-made, health-related, and natural catastrophes may exceed expectations, are unpredictable and, in the case of some natural catastrophes, may be exacerbated by changing conditions in the climate, oceans and atmosphere, resulting in increased frequency and/or severity of extreme weather-related events;
•we offer coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;
•emerging claim and coverage issues, changing industry practices, and evolving legal, judicial, social, and other claims, and coverage trends or conditions, can increase the scope of coverage, the frequency and severity of claims, and the period over which claims may be reported; these factors, as well as uncertainties in the loss estimation process, can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;
•reserves for our runoff reinsurance business are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;
•failures, inadequacies or inaccuracies (whether due to data error, human error or otherwise) in the various methods, modeling techniques, and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends, and other risks associated with our insurance businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;
•changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity, and interest rates, could result in material changes in our estimated loss reserves for that business;
•adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;
•initial estimates for catastrophe losses and other significant, infrequent events are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;
•changes in the availability, costs, quality, and providers of reinsurance coverage, which may impact our ability to write, or continue to write, certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;

•the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;
•regulatory actions affecting our insurance operations can impede our ability to charge adequate rates and efficiently allocate capital;
•general economic and market conditions and industry specific conditions, including: extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; significant fluctuations in foreign currency exchange rates, commodity and energy prices, and interest rates; volatility in the credit and capital markets; the imposition of duties, tariffs and other changes in international trade regulation, and other factors;
•economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates, changes in U.S. government debt ratings, and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity securities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;
•the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns, inflation, and other economic and currency concerns;
•the impacts that political and civil unrest and regional and military conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries, or investments;
•the impacts of liability, transition, and physical risks associated with climate change;
•the significant volatility, uncertainty, and disruption caused by health epidemics and pandemics, as well as governmental, legislative, judicial, or regulatory actions or developments in response thereto;
•changes in U.S. tax laws, regulations, or interpretations, or in the tax laws, regulations, or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;
•a failure or security breach of, or cyberattack on, enterprise information technology systems that we, or third parties who perform certain functions for us, use, or a failure to comply with data protection or privacy regulations or regulations related to the use of artificial intelligence or machine learning technology;
•third-party providers may perform poorly, breach their obligations to us, or expose us to enhanced risks;
•our acquisitions may increase our operational and internal control risks for a period of time;
•we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;
•any developments requiring the write-off of a significant portion of our goodwill and intangible assets;
•the loss of services of any senior executive or other key personnel, or an inability to attract and retain qualified leaders to run any of our businesses could adversely impact one or more of our operations;
•the manner in which our businesses operate through independent local management teams could result in inconsistent management, governance, and oversight practices;
•our substantial international operations and investments expose us to increased political, civil, operational, and economic risks, including foreign currency exchange rate and credit risk;
•our ability to obtain additional capital for our operations on terms favorable to us;
•economic conditions, which may adversely affect our access to capital and credit markets;
•the compliance, or failure to comply, with covenants and other requirements under our credit facilities, senior debt, and other indebtedness;
•our ability to maintain or raise third-party capital for existing or new investment vehicles and risks related to our management of third-party capital;
•the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws, and regulations;

•the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations imposed on the global operations of our companies by one or more jurisdictions are more restrictive than, or conflict with, applicable requirements and limitations imposed by other jurisdictions;
•regulatory changes or challenges by regulators, including regarding the use of certain issuing carrier or fronting arrangements;
•our dependence on a limited number of brokers for a large portion of our insurance revenues;
•adverse changes in our assigned financial strength or debt ratings, or outlook, could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold, and the availability and cost of capital;
•changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;
•market fluctuations in the value of the equity securities we hold, both at our insurance subsidiaries and our holding company, can significantly impact our periodic results and the amount of statutory capital our insurance subsidiaries are required to hold;
•losses from litigation and regulatory investigations and actions;
•disruptions resulting from a threatened proxy contest or other actions by activist shareholders;
•considerations and limitations relating to the use of growth in intrinsic value as a performance metric, including the possibility that shareholders, analysts, or other market participants may have a different perception of our intrinsic value, which may result in growth in our stock price varying significantly from our growth in intrinsic value calculations; and
•a number of additional factors may adversely affect our Industrial, Financial, and Consumer and Other businesses, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing, commercial and industrial construction markets; liability for environmental matters; supply chain and shipping issues, including increases in freight costs; volatility in the market prices for their products; and volatility in commodity, wholesale and raw materials prices, and interest and foreign currency exchange rates.

Results from our operations have been and will continue to be potentially materially affected by these factors.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events, or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which are based on our current knowledge and speak only as at their dates.

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About Markel Group

Markel Group Inc. is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the Markel Insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group's durability and adaptability. It's a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.

MARKEL GROUP INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Income and Comprehensive Income

	Quarter Ended December 31,		Year Ended December 31,
(dollars in thousands, except per share data)	2025	2024	2025	2024
OPERATING REVENUES
Earned premiums	$2,278,829	$2,117,578	$8,715,667	$8,432,412
Net investment income	257,648	243,689	970,427	920,496
Products revenues	563,002	575,323	2,578,544	2,635,659
Services and other revenues	908,486	786,986	3,248,595	2,824,977
Total Operating Revenues	4,007,965	3,723,576	15,513,233	14,813,544

Net investment gains	212,043	117,425	1,076,081	1,807,219

OPERATING EXPENSES
Losses and loss adjustment expenses	1,283,320	1,241,815	5,079,845	5,052,749
Underwriting, acquisition, and insurance expenses	829,013	784,786	3,133,163	2,977,389
Products expenses	524,612	505,289	2,287,394	2,272,219
Services and other expenses	745,126	667,150	2,709,053	2,424,372
Amortization of acquired intangible assets	42,791	46,491	185,007	181,472
Total Operating Expenses	3,424,862	3,245,531	13,394,462	12,908,201
Operating Income	795,146	595,470	3,194,852	3,712,562
Interest expense	(50,016)	(52,794)	(205,910)	(204,300)
Net foreign exchange gains (losses)	(10,971)	180,839	(256,234)	129,438
Income Before Income Taxes	734,159	723,515	2,732,708	3,637,700
Income tax expense	(152,073)	(162,083)	(580,303)	(790,294)
Net Income	582,086	561,432	2,152,405	2,847,406
Net income attributable to noncontrolling interests	(5,274)	(12,254)	(45,395)	(100,384)
Net Income to Shareholders	576,812	549,178	2,107,010	2,747,022
Preferred stock dividends and redemption premiums	—	(18,000)	(26,109)	(36,000)
Net Income to Common Shareholders	$576,812	$531,178	$2,080,901	$2,711,022

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized losses on available-for-sale investments, net of taxes	$22,183	$(413,287)	$490,350	$(130,295)
Other, net of taxes	7,330	(9,918)	17,237	(8,459)
Total Other Comprehensive Income (Loss)	29,513	(423,205)	507,587	(138,754)
Comprehensive Income	611,599	138,227	2,659,992	2,708,652
Comprehensive income attributable to noncontrolling interests	(5,274)	(12,276)	(45,360)	(100,502)
Comprehensive Income to Shareholders	$606,325	$125,951	$2,614,632	$2,608,150

NET INCOME PER COMMON SHARE
Basic	$48.95	$38.83	$169.74	$199.69
Diluted	$48.75	$38.74	$169.22	$199.32

Fourth Quarter Financial Data

	Quarter Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues:
Markel Insurance	$2,448,176	$2,278,227	7%
Industrial	1,032,999	995,068	4%
Financial	224,130	159,302	41%
Consumer and Other	274,486	263,470	4%
Corporate and eliminations	28,174	27,509	2%
Total operating revenues	$4,007,965	$3,723,576	8%

Adjusted operating income:
Markel Insurance	$398,722	$304,007	31%
Industrial	79,604	107,808	(26)%
Financial	107,132	67,876	58%
Consumer and Other	23,353	17,336	35%
Corporate and eliminations	17,083	27,509	(38)%
Total adjusted operating income (1)	$625,894	$524,536	19%
(1)    See "Non-GAAP Financial Measures" for additional information on this non-GAAP measure.

Markel Insurance Segment

	Quarter Ended December 31,
(dollars in thousands)	2025	2024	% Change
Gross premium volume:
Underwriting	$2,321,068	$2,253,038	3%
Fronting	$16,445	$89,612	(82)%

Operating revenues:
Earned premiums	$2,193,514	$2,044,294	7%
Net investment income	232,877	214,558	9%
Services and other revenues	21,785	19,375	12%
Operating revenues	$2,448,176	$2,278,227	7%

Adjusted operating income:
Underwriting profit	$156,830	$83,726	87%
Net investment income	232,877	214,558	9%
Services and other income	9,015	5,723	58%
Adjusted operating income	$398,722	$304,007	31%

Net investment gains	$230,924	$147,253	57%

Combined ratio	92.9%	95.9%

Underwriting Results

	Quarter Ended December 31,
(dollars in thousands)	2025	2024	% Change
Underwriting gross premium volume	$2,321,068	$2,253,038	3%
Net written premiums	$1,839,079	$1,733,648	6%
Earned premiums	$2,193,514	$2,044,294	7%
Underwriting profit	$156,830	$83,726	87%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	61.9%	64.1%	(2.2)
Prior accident years loss ratio	(5.8)%	(5.5)%	(0.3)
Loss ratio	56.1%	58.7%	(2.6)
Expense ratio	36.7%	37.2%	(0.5)
Combined ratio	92.9%	95.9%	(3.0)

Current accident year loss ratio catastrophe impact (2)	0.2%	0.4%	(0.2)

Current accident year loss ratio, excluding catastrophe impact (3)	61.7%	63.7%	(2.0)
Combined ratio, excluding current accident year catastrophe impact (3)	92.6%	95.5%	(2.9)
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    This metric is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for additional details.

Industrial Segment

	Quarter Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues	$1,032,999	$995,068	4%
Adjusted operating income	$79,604	$107,808	(26)%

Financial Segment

	Quarter Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues	$224,130	$159,302	41%
Adjusted operating income	$107,132	$67,876	58%

Consumer and Other Segment

	Quarter Ended December 31,
(dollars in thousands)	2025	2024	% Change
Operating revenues	$274,486	$263,470	4%
Adjusted operating income	$23,353	$17,336	35%

Corporate

	Quarter Ended December 31,
(dollars in thousands)	2025	2024
Net investment income	$26,588	$32,011
Other revenues	13,524	7,922
Operating revenues	40,112	39,933
Operating expenses (1)	(11,091)	—
Corporate adjusted operating income	$29,021	$39,933
Markel Group consolidating eliminations	(11,938)	(12,424)
Corporate and eliminations adjusted operating income	$17,083	$27,509
(1)    Prior to the third quarter of 2025, corporate expenses were fully allocated to our segments.

Consolidated Key Financial Metrics

(dollars in millions, except per share data)	2025	2024	2023	2022	2021
Operating Performance
Operating revenues	$15,513	$14,814	$14,280	$13,271	$10,868
Operating cash flows	2,761	2,594	2,787	2,709	2,274

Operating income (loss)	3,195	3,713	2,929	(93)	3,242
Less: Net investment gains (losses)	1,076	1,807	1,524	(1,596)	1,979
Add: Amortization and impairment	185	181	181	259	161
Adjusted operating income (1)	2,304	2,087	1,585	1,761	1,424

Financial Position (at year end)
Equity securities	$13,004	$11,785	$9,578	$7,672	$9,024
Invested assets	37,439	34,247	30,854	27,420	28,292
Insurance float (2)	18,827	17,519	16,733	14,947	13,543
Total assets	68,905	61,898	55,046	49,791	48,477
Shareholders' equity	18,598	16,916	14,984	13,151	14,700
Senior long-term debt and other debt	4,304	4,330	3,780	4,104	4,361
Debt to capital ratio	19%	20%	20%	24%	23%

Per Share Data
Common shares outstanding (at year end, in thousands)	12,590	12,790	13,132	13,423	13,632
5-Year CAGR in closing stock price	16%	9%	6%	3%	6%
5-Year CAGR in intrinsic value per share (3)	15%	17%	19%	12%	9%
Invested assets per share (at year end)	$2,974	$2,678	$2,350	$2,043	$2,075
Diluted net income (loss) per share	169	199	147	(24)	176
Operating income (loss) per share	253	290	223	(7)	238
Adjusted operating income per share (1)	182	163	121	131	104
(1)    Consolidated adjusted operating income and adjusted operating income per share are non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information on these metrics.
(2)    Insurance float, or net policyholder funds, is a subset of our invested assets and is comprised of unpaid losses and loss adjustment expenses, unearned premiums, payables to insurance and reinsurance companies, and life and annuity benefits, net of premium receivables, reinsurance recoverables, prepaid reinsurance premiums, and deferred policy acquisition costs.
(3)    See "Growth in Intrinsic Value per Share" for additional information on this metric.

Segment Key Financial Metrics

(dollars in millions)	2025	2024	2023	2022	2021
Markel Insurance
Operating revenues	$9,353	$8,983	$8,688	$7,804	$6,736
Adjusted operating income (1)	$1,379	$1,184	$747	$1,008	$964
Combined ratio	95%	95%	99%	92%	90%
Return on equity (2)	14%	18%	16%	(3)%	20%
5-Year average annual return on equity (2)	13%	12%
Total investment return (3)	7%	10%	9%	(4)%	8%
Total equity	$12,923	$11,516	$9,968	$8,490	$8,872

Industrial
Operating revenues	$3,928	$3,780	$3,729	$3,400	$2,379
Revenue growth	4%	1%	10%	43%	52%
Organic revenue growth (4)	2%	0%	8%	18%	21%
Adjusted operating income (1)	$343	$365	$378	$286	$169
Tangible capital (5)	$1,475	$1,437	$1,417	$1,315	$1,023
Total capital (5)	$2,772	$2,771	$2,657	$2,604	$2,297

Financial
Operating revenues	$737	$593	$553	$718	$495
Revenue growth	24%	7%	(23)%	45%	4%
Organic revenue growth (4)	17%	8%	21%	19%	4%
Adjusted operating income (1)	$327	$262	$260	$355	$134
Tangible capital (5)	$1,119	$950	$936	$825	$838
Total capital (5)	$2,012	$1,901	$1,946	$1,899	$2,187

Consumer and Other
Operating revenues	$1,383	$1,327	$1,247	$1,349	$1,250
Revenue growth	4%	6%	(8)%	8%	3%
Organic revenue growth (4)	1%	2%	(8)%	8%	9%
Adjusted operating income (1)	$175	$145	$136	$113	$149
Tangible capital (5)	$657	$649	$691	$680	$602
Total capital (5)	$1,423	$1,162	$1,227	$1,245	$1,193
(1)     Adjusted operating income represents the segment profitability metric for each of our reportable segments. This metric excludes net investment gains and losses, amortization of acquired intangible assets, and impairment of goodwill and intangible assets, which are not considered when evaluating segment profitability.
(2)     Markel Insurance return on equity includes adjusted operating income and net investment gains and losses attributed to investments held by Markel Insurance, which are not included in segment profit. See "Markel Insurance Return on Equity" for additional information on this metric. Markel Insurance 5-year average annual return on equity is presented beginning in 2024 due to the impracticality of calculating return on equity prior to 2020 for the newly defined Markel Insurance business.
(3)     Markel Insurance total investment return reflects net investment income and net investment gains and losses attributed to investments held by Markel Insurance as a percentage of monthly average invested assets.
(4)     Organic revenue growth is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for additional information on this metric.
(5)    Total capital is comprised of total equity, redeemable noncontrolling interests, debt, and obligations for finance leases. Tangible capital represents total capital less goodwill and intangible assets, net of deferred taxes.

Growth in Intrinsic Value per Share

As a diverse holding company, we use growth in intrinsic value as a measure to help us evaluate the value created by our businesses over five-year periods of time. While intrinsic value does not represent a precise valuation of our business, we believe growth in intrinsic value, considered among an array of other qualitative and quantitative factors, offers a useful tool to investors and management in understanding long-term value creation trends. A straightforward methodology can be used to measure intrinsic value growth using data from our financial statements.

First, we take an adjusted earnings metric and apply a consistent multiple to arrive at an earnings valuation. We exclude certain non-cash items from our adjusted earnings metric, such as amortization, as well as income attributed to our public equity portfolio and income from our cash and short-term investments, which are valued separately in our calculation. Using a three-year average of earnings in our calculation helps mitigate the impact of cyclicality and non-recurring items in the earnings valuation.

We consider a range of multiples in our earnings valuation calculation that reflects the diversity of our sources of cash flows, with 12x as the midpoint. Regardless of the multiple used, we believe using a consistent multiple for each year in the calculation is important when assessing the five-year compound annual growth rate in intrinsic value per share.

Second, we add certain items from our balance sheet that are not included in the earnings valuation. The balance sheet component of the valuation consists of adding cash, short term investments, and equity securities, then subtracting debt, preferred stock, and noncontrolling interests.

The sum of the earnings and balance sheet valuations divided by the number of shares outstanding represents our estimate of intrinsic value per share from which to calculate growth.

Our simplified intrinsic value growth calculation may differ from calculations that others may perform, and our stock price growth may vary significantly from our intrinsic value growth calculation. We believe that the key with any calculation is consistently applying a methodology to measure the compound annual growth in intrinsic value per share over five-year periods, which is aligned with our long-term aim of relentlessly compounding shareholder capital.

	Year Ended December 31, 2025
	8x Multiple	12x Multiple	16x Multiple
5-Year CAGR in intrinsic value per share	14.5%	15.2%	15.7%

The following table shows the calculation of adjusted earnings used for our earnings valuation.

(dollars in thousands)	Year Ended December 31,
	2025	2024	2023	2022	2021	2020	2019	2018
Operating income (loss)	$3,194,852	$3,712,562	$2,928,828	$(93,336)	$3,241,505	$1,273,884	$2,477,346	$39,759
Add: Amortization and impairment	185,007	181,472	180,614	258,778	160,539	159,315	148,638	315,128
Less: Net investment gains (losses)	1,076,081	1,807,219	1,524,054	(1,595,733)	1,978,534	617,979	1,601,722	(437,596)
Adjusted operating income	$2,303,778	$2,086,815	$1,585,388	$1,761,175	$1,423,510	$815,220	$1,024,262	$792,483
Less: Dividends on equity securities	156,169	142,367	116,911	107,213	98,099	89,303	100,222	90,840
Less: Interest on cash and short-term investments	228,120	286,063	251,821	62,383	2,954	14,321	50,425	48,765
Adjusted earnings	$1,919,489	$1,658,385	$1,216,656	$1,591,579	$1,322,457	$711,596	$873,615	$652,878

Adjusted earnings - 3-year average	$1,598,177	$1,488,873	$1,376,897	$1,208,544	$969,223	$746,030

The following table shows the components of our balance sheet valuation and common shares outstanding.

(in thousands)	December 31,
	2025	2024	2023	2022	2021	2020
Equity securities	$13,004,312	$11,784,521	$9,577,871	$7,671,912	$9,023,927	$6,994,110
Short-term investments and cash and cash equivalents	5,998,367	6,217,577	6,318,442	6,806,694	5,778,478	6,375,835
Senior long-term debt and other debt	(4,303,811)	(4,330,341)	(3,779,796)	(4,103,629)	(4,361,266)	(3,484,023)
Preferred stock	—	(591,891)	(591,891)	(591,891)	(591,891)	(591,891)
Redeemable noncontrolling interests and noncontrolling interests	(504,433)	(553,075)	(541,965)	(585,945)	(484,238)	(260,534)
Balance sheet valuation	$14,194,435	$12,526,791	$10,982,661	$9,197,141	$9,365,010	$9,033,497

Common shares outstanding	12,590	12,790	13,132	13,423	13,632	13,783

Markel Insurance Return on Equity

We believe return on equity is an important metric to evaluate the overall performance of Markel Insurance. This metric is representative of the total return generated by the business on the capital that it holds and provides a metric by which to evaluate Markel Insurance's capital efficiency.

Although we do not consider net investment gains and losses when assessing the periodic performance of our Markel Insurance segment, we believe it is important to consider the full contribution of the publicly traded equity securities held by Markel Insurance subsidiaries when evaluating the capital efficiency of the business due to the additional capital required to hold such investments.

Over the five-year period ended December 31, 2025, the average annual return on equity from Markel Insurance was 13%. The following table summarizes the calculation of return on equity for Markel Insurance.

	Year Ended December 31,
(dollars in thousands)	2025	2024	2023	2022	2021
Underwriting profit	$455,671	$366,976	$92,786	$594,289	$614,331
Net investment income	871,531	797,907	642,676	407,826	360,173
Services and other income (loss)	51,865	19,605	11,713	5,798	(10,881)
Adjusted operating income	$1,379,067	$1,184,488	$747,175	$1,007,913	$963,623
Net investment gains (losses)	976,740	1,447,686	1,249,362	(1,203,958)	1,440,295
Interest expense (1)	(187,541)	(178,385)	(156,521)	(172,256)	(173,952)
Income tax expense (2)	(477,019)	(539,834)	(404,804)	81,026	(490,593)
	$1,691,247	$1,913,955	$1,435,212	$(287,275)	$1,739,373

Average equity	$12,219,695	$10,742,094	$9,229,143	$8,681,108	$8,555,403
Return on equity	14%	18%	16%	(3)%	20%
5-Year average annual return on equity	13%	12%
(1)    Interest expense on our senior notes is attributed to the return on equity of Markel Insurance.
(2)    Income tax expense is based on a 22% tax rate, which is representative of our typical effective rate, however, it does not represent actual income tax expense of Markel Insurance. Income taxes are managed on a consolidated basis across Markel Group and are only attributed to Markel Insurance when assessing its return on equity.

Markel Insurance Divisional Results

The following tables present the divisional results of the Markel Insurance segment's underwriting and other insurance-related activities.

	Quarter Ended December 31, 2025
(dollars in thousands)	U.S. Wholesale and Specialty	Programs and Solutions	International	Global Reinsurance	Other	Markel Insurance
Gross premium volume - underwriting	$723,054	$873,855	$743,388	$(19,263)	$34	$2,321,068
Gross premium volume - fronting	—	16,445	—	—	—	16,445
Gross premium volume	$723,054	$890,300	$743,388	$(19,263)	$34	$2,337,513
Net written premiums	$608,752	$590,122	$660,450	$(20,254)	$9	$1,839,079

Earned premiums	$647,462	$622,854	$679,427	$240,598	$3,173	$2,193,514
Losses and loss adjustment expenses:
Current accident year - attritional	(400,482)	(437,565)	(329,784)	(173,856)	(11,761)	(1,353,448)
Current accident year - catastrophe	(942)	107	(4,500)	1	—	(5,334)
Prior accident years	18,215	38,670	61,433	15,023	(6,212)	127,129
Underwriting, acquisition, and insurance expenses	(217,433)	(236,073)	(273,891)	(76,277)	(1,357)	(805,031)
Underwriting profit (loss)	$46,820	$(12,007)	$132,685	$5,489	$(16,157)	$156,830

Services and other revenues	$—	$13,988	$7,385	$3	$638	$22,014
Services and other expenses	—	(5,274)	(6,407)	—	(1,089)	(12,770)
Services and other income (loss)	$—	$8,714	$978	$3	$(451)	$9,244

Current accident year loss ratio	62.0%	70.2%	49.2%	72.3%		61.9%
Prior accident years loss ratio	(2.8)%	(6.2)%	(9.0)%	(6.2)%		(5.8)%
Loss ratio	59.2%	64.0%	40.2%	66.0%		56.1%
Expense ratio	33.6%	37.9%	40.3%	31.7%		36.7%
Combined ratio	92.8%	101.9%	80.5%	97.7%		92.9%

	Quarter Ended December 31, 2024
(dollars in thousands)	U.S. Wholesale and Specialty	Programs and Solutions	International	Global Reinsurance	Other	Markel Insurance
Gross premium volume - underwriting	$770,534	$861,014	$590,765	$32,524	$(1,799)	$2,253,038
Gross premium volume - fronting	—	89,612	—	—	—	89,612
Gross premium volume	$770,534	$950,626	$590,765	$32,524	$(1,799)	$2,342,650
Net written premiums	$621,357	$590,130	$497,151	$28,801	$(3,791)	$1,733,648

Earned premiums	$667,722	$561,565	$551,942	$262,055	$1,010	$2,044,294
Losses and loss adjustment expenses:
Current accident year - attritional	(445,629)	(360,254)	(266,533)	(201,250)	(28,644)	(1,302,310)
Current accident year - catastrophe	(10,409)	430	3,810	(2,480)	—	(8,649)
Prior accident years	(87,647)	80,649	102,531	14,580	1,309	111,422
Underwriting, acquisition, and insurance expenses	(226,541)	(203,940)	(251,529)	(79,371)	350	(761,031)
Underwriting profit (loss)	$(102,504)	$78,450	$140,221	$(6,466)	$(25,975)	$83,726

Services and other revenues	$—	$13,606	$4,243	$—	$(122)	$17,727
Services and other expenses	—	(1,333)	(3,063)	—	(9,256)	(13,652)
Services and other income (loss)	$—	$12,273	$1,180	$—	$(9,378)	$4,075

Current accident year loss ratio	68.3%	64.1%	47.6%	77.7%		64.1%
Prior accident years loss ratio	13.1%	(14.4)%	(18.6)%	(5.6)%		(5.5)%
Loss ratio	81.4%	49.7%	29.0%	72.2%		58.7%
Expense ratio	33.9%	36.3%	45.6%	30.3%		37.2%
Combined ratio	115.4%	86.0%	74.6%	102.5%		95.9%

	Year Ended December 31, 2025
(dollars in thousands)	U.S. Wholesale and Specialty	Programs and Solutions	International	Global Reinsurance	Other	Markel Insurance
Gross premium volume - underwriting	$3,060,929	$3,708,179	$2,834,504	$1,046,111	$(6,020)	$10,643,703
Gross premium volume - fronting	—	1,854,944	—	—	—	1,854,944
Gross premium volume	$3,060,929	$5,563,123	$2,834,504	$1,046,111	$(6,020)	$12,498,647
Net written premiums	$2,523,178	$2,475,396	$2,459,485	$943,686	$(2,010)	$8,399,735

Earned premiums	$2,623,318	$2,378,265	$2,317,475	$1,070,031	$12,234	$8,401,323
Losses and loss adjustment expenses:
Current accident year - attritional	(1,742,412)	(1,557,973)	(1,165,087)	(798,556)	(67,155)	(5,331,183)
Current accident year - catastrophe	(19,036)	(11,781)	(29,630)	(1,449)	—	(61,896)
Prior accident years	130,081	155,904	229,012	(18,635)	(12,362)	484,000
Underwriting, acquisition, and insurance expenses	(882,271)	(875,021)	(957,763)	(314,511)	(7,007)	(3,036,573)
Underwriting profit (loss)	$109,680	$89,394	$394,007	$(63,120)	$(74,290)	$455,671

Services and other revenues	$—	$50,261	$17,214	$6,807	$823	$75,105
Services and other expenses	—	(11,304)	(13,549)	—	(3,319)	(28,172)
Services and other income (loss)	$—	$38,957	$3,665	$6,807	$(2,496)	$46,933

Current accident year loss ratio	67.1%	66.0%	51.6%	74.8%		64.2%
Prior accident years loss ratio	(5.0)%	(6.6)%	(9.9)%	1.7%		(5.8)%
Loss ratio	62.2%	59.4%	41.7%	76.5%		58.4%
Expense ratio	33.6%	36.8%	41.3%	29.4%		36.1%
Combined ratio	95.8%	96.2%	83.0%	105.9%		94.6%

	Year Ended December 31, 2024
(dollars in thousands)	U.S. Wholesale and Specialty	Programs and Solutions	International	Global Reinsurance	Other	Markel Insurance
Gross premium volume - underwriting	$3,200,616	$3,440,216	$2,482,038	$1,166,247	$(29,255)	$10,259,862
Gross premium volume - fronting	—	1,306,022	—	—	—	1,306,022
Gross premium volume	$3,200,616	$4,746,238	$2,482,038	$1,166,247	$(29,255)	$11,565,884
Net written premiums	$2,561,336	$2,280,620	$2,114,780	$1,055,569	$(7,517)	$8,004,788

Earned premiums	$2,783,439	$2,195,619	$2,060,926	$1,067,468	$23,260	$8,130,712
Losses and loss adjustment expenses:
Current accident year - attritional	(1,887,518)	(1,371,624)	(1,088,544)	(778,503)	(135,816)	(5,262,005)
Current accident year - catastrophe	(37,309)	(19,670)	(10,190)	(3,480)	—	(70,649)
Prior accident years	(11,390)	144,836	367,278	(554)	(45,238)	454,932
Underwriting, acquisition, and insurance expenses	(925,798)	(773,920)	(860,746)	(313,378)	(12,172)	(2,886,014)
Underwriting profit (loss)	$(78,576)	$175,241	$468,724	$(28,447)	$(169,966)	$366,976

Services and other revenues	$—	$33,760	$10,531	$—	$(715)	$43,576
Services and other expenses	—	(6,199)	(10,581)	—	(18,439)	(35,219)
Services and other income (loss)	$—	$27,561	$(50)	$—	$(19,154)	$8,357

Current accident year loss ratio	69.2%	63.4%	53.3%	73.3%		65.6%
Prior accident years loss ratio	0.4%	(6.6)%	(17.8)%	0.1%		(5.6)%
Loss ratio	69.6%	56.8%	35.5%	73.3%		60.0%
Expense ratio	33.3%	35.2%	41.8%	29.4%		35.5%
Combined ratio	102.8%	92.0%	77.3%	102.7%		95.5%

Consolidating Investment Results

The following tables summarize our investing results by segment.

	Quarter Ended December 31, 2025
(dollars in thousands)	Markel Insurance	Other Reportable Segments	Corporate	Eliminations	Total
Interest:
Fixed maturity securities	$154,681	$3,102	$1,917	$—	$159,700
Short-term investments	7,448	2,461	9,298	—	19,207
Cash and cash equivalents, including restricted	26,470	4,751	6,053	—	37,274
Intercompany loans receivable	7,076	—	4,862	(11,938)	—
Dividends on equity securities	40,313	—	5,087	—	45,400
Investment expenses	(3,111)	(193)	(629)	—	(3,933)
Net investment income	$232,877	$10,121	$26,588	$(11,938)	$257,648

Net investment gains (losses)	$230,924	$—	$(18,881)	$—	$212,043

	Quarter Ended December 31, 2024
(dollars in thousands)	Markel Insurance	Other Reportable Segments	Corporate	Eliminations	Total
Interest:
Fixed maturity securities	$134,892	$1,819	$1,244	$—	$137,955
Short-term investments	10,452	3,134	16,180	—	29,766
Cash and cash equivalents, including restricted	27,397	4,628	6,623	—	38,648
Intercompany loans receivable	7,508	—	4,916	(12,424)	—
Dividends on equity securities	37,450	—	3,654	—	41,104
Investment expenses	(3,141)	(37)	(606)	—	(3,784)
Net investment income	$214,558	$9,544	$32,011	$(12,424)	$243,689

Net investment gains (losses)	$147,253	$8	$(29,836)	$—	$117,425

	Year Ended December 31, 2025
(dollars in thousands)	Markel Insurance	Other Reportable Segments	Corporate	Eliminations	Total
Interest:
Fixed maturity securities	$590,307	$8,369	$5,843	$—	$604,519
Short-term investments	29,123	10,486	38,257	—	77,866
Cash and cash equivalents, including restricted	100,250	20,207	29,797	—	150,254
Intercompany loans receivable	28,895	—	19,580	(48,475)	—
Dividends on equity securities	138,773	—	17,396	—	156,169
Investment expenses	(15,817)	(363)	(2,201)	—	(18,381)
Net investment income	$871,531	$38,699	$108,672	$(48,475)	$970,427

Net investment gains	$976,740	$—	$99,341	$—	$1,076,081

	Year Ended December 31, 2024
(dollars in thousands)	Markel Insurance	Other Reportable Segments	Corporate	Eliminations	Total
Interest:
Fixed maturity securities	$498,196	$7,192	$4,656	$—	$510,044
Short-term investments	47,331	14,334	62,910	—	124,575
Cash and cash equivalents, including restricted	114,268	17,995	29,225	—	161,488
Intercompany loans receivable	27,711	—	19,972	(47,683)	—
Dividends on equity securities	125,322	—	17,045	—	142,367
Investment expenses	(14,921)	(180)	(2,877)	—	(17,978)
Net investment income	$797,907	$39,341	$130,931	$(47,683)	$920,496

Net investment gains (losses)	$1,447,686	$(150)	$359,683	$—	$1,807,219

Consolidated Underwriting Reconciliation

The following tables reconcile our Markel Insurance segment underwriting results to our consolidated underwriting operations. State National's underwriting results are included in our Financial segment.

	Quarter Ended December 31, 2025
(dollars in thousands)	Markel Insurance	State National	Eliminations	Consolidated
Gross premium volume - underwriting	$2,321,068	$86,282	$—	$2,407,350
Gross premium volume - fronting	16,445	931,613	(53,585)	894,473
Gross premium volume	$2,337,513	$1,017,895	$(53,585)	$3,301,823

Earned premiums	$2,193,514	$85,315	$—	$2,278,829
Losses and loss adjustment expenses	(1,231,653)	(51,667)	—	(1,283,320)
Underwriting, acquisition, and insurance expenses	(805,031)	(23,982)	—	(829,013)
Underwriting profit	$156,830	$9,666	$—	$166,496

Combined Ratio	92.9%	88.7%		92.7%

	Quarter Ended December 31, 2024
(dollars in thousands)	Markel Insurance	State National	Eliminations	Consolidated
Gross premium volume - underwriting	$2,253,038	$69,693	$—	$2,322,731
Gross premium volume - fronting	89,612	1,017,063	(59,013)	1,047,662
Gross premium volume	$2,342,650	$1,086,756	$(59,013)	$3,370,393

Earned premiums	$2,044,294	$73,284	$—	$2,117,578
Losses and loss adjustment expenses	(1,199,537)	(42,278)	—	(1,241,815)
Underwriting, acquisition, and insurance expenses	(761,031)	(23,755)	—	(784,786)
Underwriting profit	$83,726	$7,251	$—	$90,977

Combined Ratio	95.9%	90.1%		95.7%

	Year Ended December 31, 2025
(dollars in thousands)	Markel Insurance	State National	Eliminations	Consolidated
Gross premium volume - underwriting	$10,643,703	$317,751	$—	$10,961,454
Gross premium volume - fronting	1,854,944	3,928,671	(221,632)	5,561,983
Gross premium volume	$12,498,647	$4,246,422	$(221,632)	$16,523,437

Earned premiums	$8,401,323	$314,344	$—	$8,715,667
Losses and loss adjustment expenses	(4,909,079)	(170,766)	—	(5,079,845)
Underwriting, acquisition, and insurance expenses	(3,036,573)	(96,590)	—	(3,133,163)
Underwriting profit	$455,671	$46,988	$—	$502,659

Combined Ratio	94.6%	85.1%		94.2%

	Year Ended December 31, 2024
(dollars in thousands)	Markel Insurance	State National	Eliminations	Consolidated
Gross premium volume - underwriting	$10,259,862	$292,011	$—	$10,551,873
Gross premium volume - fronting	1,306,022	3,781,697	(144,961)	4,942,758
Gross premium volume	$11,565,884	$4,073,708	$(144,961)	$15,494,631

Earned premiums	$8,130,712	$301,700	$—	$8,432,412
Losses and loss adjustment expenses	(4,877,722)	(175,027)	—	(5,052,749)
Underwriting, acquisition, and insurance expenses	(2,886,014)	(91,375)	—	(2,977,389)
Underwriting profit	$366,976	$35,298	$—	$402,274

Combined Ratio	95.5%	88.3%		95.2%

Non-GAAP Financial Measures

Markel Group utilizes certain non-GAAP measures that we believe enhance the understanding of our performance. These measures should not be viewed as a substitute for measures determined in accordance with U.S. GAAP.

Consolidated Adjusted Operating Income and Adjusted Operating Income Per Share

Consolidated adjusted operating income and adjusted operating income per share, which exclude net investment gains and losses, amortization of acquired intangible assets, and impairment of goodwill, are non-GAAP financial measures. We believe adjusted operating income is generally an accurate representation of the operating performance of our businesses in our periodic results.

Net investment gains and losses are predominantly derived from our investments in publicly traded equity securities and include significant unrealized gains and losses from market value movements. We believe that net investment gains and losses, whether realized from sales or unrealized from market value movements, are distortive in understanding the short-term operating performance of our businesses. We do not view amortization of intangible assets and impairment of goodwill, which arise from purchase accounting for acquisitions, as ongoing costs of operating our businesses, and therefore exclude those amounts from our adjusted operating income metrics.

The following table reconciles operating income to adjusted operating income on both a consolidated and per share basis.

	Year Ended December 31,
(dollars in thousands, except per share data)	2025	2024	2023	2022	2021
Operating income (loss)	$3,194,852	$3,712,562	$2,928,828	$(93,336)	$3,241,505
Add: Amortization of acquired intangible assets	185,007	181,472	180,614	178,778	160,539
Add: Impairment of goodwill	—	—	—	80,000	—
Less: Net investment gains (losses)	1,076,081	1,807,219	1,524,054	(1,595,733)	1,978,534
Adjusted operating income	$2,303,778	$2,086,815	$1,585,388	$1,761,175	$1,423,510

Operating income (loss) per share	$253	$290	$223	$(7)	$238
Add: Amortization of acquired intangible assets impact	15	14	14	13	12
Add: Impairment of goodwill impact	—	—	—	6	—
Less: Net investment gains (losses) impact	85	141	116	(119)	145
Adjusted operating income per share (1)	$182	$163	$121	$131	$104
(1)    Amounts may not reconcile due to rounding.

Combined Ratio and Current Accident Year Loss Ratio, Excluding Current Year Catastrophe Events

We use underwriting profit or loss and the combined ratio as a basis for evaluating our underwriting performance. The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of incurred losses, loss adjustment expenses, and underwriting acquisition and insurance expenses to earned premiums. The combined ratio is the sum of the loss ratio and the expense ratio.

When analyzing our loss ratio, we typically evaluate losses and loss adjustment expenses attributable to the current accident year separately from losses and loss adjustment expenses attributable to prior accident years. Prior accident year reserve development, which can be either favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses related to loss events that occurred in prior years. We believe a discussion of the current accident year loss ratio that excludes prior accident year reserve development is helpful in most cases since it provides more insight into estimates of current underwriting performance and excludes changes in estimates related to prior year loss reserves.

In addition to the U.S. GAAP combined ratio, loss ratio, and expense ratio, we also evaluate our underwriting performance using measures that exclude the impacts of certain items on these ratios. We believe these adjusted measures, which are non‑GAAP measures, provide financial statement users with a better understanding of the significant factors that comprise our underwriting results and how management evaluates underwriting performance.

When analyzing our combined ratio, we exclude current accident year losses and loss adjustment expenses attributed to natural catastrophes and certain other significant, infrequent loss events. Gross and ceded losses for certain events may also result in receipt or payment of reinstatement premiums, which, if significant, may also be excluded when analyzing our combined ratio. Due to the unique characteristics of these events, there is inherent variability as to the timing and amount of the loss, which cannot be predicted in advance. We believe measures that exclude the effects of such events are meaningful to understand the underlying trends and variability in our underwriting results that may be obscured by these items.

We also analyze our current accident year loss ratio excluding losses and loss adjustment expenses attributable to catastrophes and other significant, infrequent loss events. The current accident year loss ratio excluding the impact of catastrophes and other significant, infrequent loss events is commonly referred to as an attritional loss ratio within the property and casualty insurance industry.

The components of Markel Insurance's combined ratios, including these non-GAAP measures, are included in "Markel Insurance".

Organic Revenue Growth

Organic revenue growth is a non-GAAP measure. We believe organic revenue growth is a meaningful measure as it provides growth in comparable revenues from period-to-period by adjusting for the impact of acquisitions and dispositions. For acquisitions and dispositions, the calculation of organic revenue growth excludes the revenue of the business from the two periods being compared unless our consolidated results include a full period of revenue from the business for both periods. The following table reconciles revenue growth to organic revenue growth.

	Year Ended December 31,
	2025	2024	2023	2022	2021
Industrial segment:
Revenue growth	3.9%	1.4%	9.7%	42.9%	51.5%
Impact of inorganic activity	(1.4)%	(1.3)%	(2.0)%	(25.2)%	(30.4)%
Organic revenue growth	2.5%	0.1%	7.7%	17.7%	21.1%

Financial segment:
Revenue growth	24.2%	7.3%	(23.0)%	45.2%	3.5%
Impact of inorganic activity	(7.0)%	0.5%	43.6%	(25.8)%	—%
Organic revenue growth	17.2%	7.8%	20.6%	19.4%	3.5%

Consumer and Other segment:
Revenue growth	4.2%	6.4%	(7.5)%	7.9%	2.6%
Impact of inorganic activity	(3.2)%	(4.6)%	—%	0.6%	6.2%
Organic revenue growth	1.0%	1.8%	(7.5)%	8.5%	8.8%